SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 12 or 15(d) of
                       The Securities Exchange Act of 1934

                          Date of Report: May 11, 1999



                          LEE ENTERPRISES, INCORPORATED
              -----------------------------------------------------
             (exact name of registrant as specified in its charter)



  Delaware                             1-6227                      42-0823980
------------                        ------------                  ------------
(State of other                     (Commission                  (IRS Employer
jurisdiction of                     file number)                 Identification
incorporation)                                                   No.)




215 N. Main Street, Davenport, IA                    52801-1924
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(address of principal executive offices)              ZIP Code



                                 (319) 383-2100
               ---------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

     On May 11, 1999 the Registrant issued the following press release announcing the election of Mary E. Junck as Executive Vice President and Chief Operating Officer and a director of the Registrant and other anticipated changes in the management and Board of Directors of the Registrant.

     Mary E. Junck joins Lee as chief operating officer

     DAVENPORT, Iowa (May 11, 1999) -- Mary E. Junck, nationally known newspaper executive and civic leader, will join Lee Enterprises, Incorporated, as chief operating officer and a member of its board of directors.

     Richard D. Gottlieb, Lee's president and chief executive officer, said she will join Lee in mid-summer as executive vice president and will become president in January 2000, when Lloyd G. Schermer retires as chairman. At that time, Gottlieb will become chairman and retain his position as chief executive officer.

     Junck, 51, had held several senior executive positions at the Times Mirror Company, most recently as executive vice president and president of its eastern newspapers group.

     "I have known Mary for years and am absolutely delighted that she will be joining Lee," Gottlieb said. "She is a leader of the highest quality, with a fabulous value system and a terrific track record as a corporate and community leader. I look forward to partnering with her as we take Lee into the next century."

     Junck said: "Lee is a growth-oriented media company with great people, strong and varied properties and an outstanding commitment to its customers and the communities it serves. I'm thrilled to be joining Lee and know I'll enjoy working with Dick and his team."

     She added: "It's a bonus to be back in Iowa, where I was born and raised and still have family."

     As executive vice president of Times Mirror and president of Times Mirror Eastern Newspapers, she was responsible for all newspaper operations in the region, including Newsday, The Baltimore Sun, the Hartford Courant, The Morning Call, and Southern Connecticut Newspapers. She also had responsibility for Times Mirror magazines and StayWell, Times Mirror's consumer health company. She held that position since 1997.

     From 1993 to 1997, she was publisher and chief executive officer of The Baltimore Sun. From 1990 to 1992, she was publisher and president of the St. Paul Pioneer Press, where she had served as president, general manager and senior vice president since 1985.

     She began her career at the Charlotte Observer in 1972 as marketing research manager and advanced to retail advertising manager. In 1977, she joined the Miami Herald as advertising marketing manager, and later was promoted to assistant advertising director. While in Miami she was appointed to the Knight-Ridder corporate staff in 1982 and became assistant to the senior vice president of operations.

     She has been widely known in Baltimore civic circles, where she has been a member of several boards and chairs the Greater Baltimore Alliance, a regional economic development group. She also has served on the Johns Hopkins Medicine Board, Greater Baltimore Committee Board, Baltimore Symphony Orchestra Board, University of Maryland Baltimore County Visitors Board and Washington Baltimore Regional 2012 Coalition. She also serves on the board of directors of Mercantile Bankshares Corporation and the Newspaper Association of America. She coaches a girls basketball team for the Towson Recreation Council and teaches second grade Sunday School class at Ascension Lutheran Church.

     She is a native of Ogden, Iowa. She received a bachelor of arts degree in English from Valpraiso University and master's degree in journalism from the University of North Carolina at Chapel Hill.

     She and her husband, Ralph Gibson, have a son and a daughter.

     Lee Enterprises is based in Davenport, Iowa. It owns more than 100 media enterprises in 20 states, including 21 daily newspapers, nine network-affiliated and seven satellite television stations, more than 75 weekly, classified and specialty publications, and a division for commercial printing.

     Lee's daily  newspapers  include the  Wisconsin  State  Journal in Madison,
Wis.;  the  Lincoln  Journal  Star in  Lincoln,  Neb.;  the  Quad-City  Times in
Davenport, Iowa, and the Billings Gazette in Billings, Mont. Its nine network-affiliated television stations include KOIN in Portland, Ore.; KRQE in Albuquerque, WSAZ in Huntington-Charleston, W.Va.; KGMB in Honolulu, Hawaii; KMTV in Omaha, Neb.; and KGUN in Tucson, Ariz.

     Lee's stock is publicly traded on the New York Stock Exchange under the symbol LEE.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   LEE ENTERPRISES, INCORPORATED


                                         /s/ Richard D. Gottlieb
                                   By: ----------------------------------------
                                         Richard D. Gottlieb
                                         President and Chief Executive Officer

                                   Dated:  May 11, 1999